Fred R. Donner Joins RenaissanceRe Holdings as
Executive Vice President and Chief Financial Officer

Pembroke, Bermuda, May 23, 2006, —RenaissanceRe Holdings Ltd. (NYSE: RNR) announced today that Fred R. Donner is joining the Company as Executive Vice President and Chief Financial Officer. He succeeds John M. Lummis who, as previously announced, is retiring from the Company effective June 30, 2006. Mr. Donner, who will be based in Bermuda, will also join the Company's Operating Committee and will report directly to Neill A. Currie, Chief Executive Officer.

Mr. Donner, 48, joins RenaissanceRe after a 22 year career at KPMG LLP, where he most recently served as Senior Audit Partner and National Insurance Practice Leader advising companies in the industry and overseeing the audit, tax and advisory services provided to the firm’s insurance clients.

Mr. Currie said, ‘‘We are delighted to be able to count on Fred’s financial and managerial talents as we work to extend our record of superior performance and financial strength, and continue to enhance our compliance, controls and financial reporting.’’

‘‘I would also like to acknowledge John Lummis’ commitment to and efforts on behalf of RenaissanceRe throughout its history. We are grateful for his assistance in supporting a smooth transition. We wish him well as he prepares for a new chapter in his life,’’ concluded Mr. Currie.

Mr. Donner commented, ‘‘I am delighted to join RenaissanceRe and am excited to become part of an exceptional, well-regarded management team.’’

Mr. Donner is a Certified Public Accountant, and holds a Bachelors in Business Administration in Accounting from Pace University in New York.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

Cautionary Statement under ‘‘Safe Harbor’’ Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered ‘‘forward-looking.’’ These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the period ending March 31, 2006.

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Investor Contact:	Media Contact:
RenaissanceRe Holdings Ltd. Todd R. Fonner Senior Vice President and Treasurer 441-239-4801	Kekst and Company David Lilly or Dawn Dover 212-521-4800